Exhibit 3.1

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

DECISIONPOINT SYSTEMS, INC.

April 30, 2024

The Bylaws of DecisionPoint Systems, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), as in effect on the date hereof (the “Bylaws”), are hereby amended pursuant to Article VIII, Section 8.1 of such Bylaws as follows:

A new Section 7.10 of the Bylaws is hereby inserted therein and provides as follows:

“Unless the Corporation consents in writing to the selection of an alternative forum, (i)  the Court of Chancery of the State of Delaware (the “Chancery Court”) or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, the Certification of Incorporation or the Bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of the Certification of Incorporation or the Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine, and (ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.”

THE FOREGOING FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS of the Corporation was duly adopted by the Board of Directors of the Corporation acting pursuant to the powers granted under Article Fifth of the First Amended and Restated Certificate of Incorporation of the Corporation, as amended, as of the date first set forth above.

/s/ Melinda Wohl
Name: Melinda Wohl
Title: Chief Financial Officer and Secretary